Exhibit 99.1

Omtool, Ltd. Completes Private Placement of Stock and Announces Two-for-One Stock Split

Company Strengthens Balance Sheet and Creates Conditions for Increased Liquidity

SALEM, N.H.—(BUSINESS WIRE)—March 30, 2004— Omtool, Ltd. (NASDAQ: OMTL - News), a leading provider of electronic business document exchange systems and software, announced today that it has raised $3.6 million through the sale of 300,000 shares of common stock, at a price of $12.00 per share, in a private placement to institutional and accredited investors. The proceeds of the placement will be used for additional working capital and other general corporate purposes. The Company also announced that its Board of Directors has approved a two-for-one split of its common stock. The stock split will be effected in the form of a stock dividend and will entitle each shareholder of record at the close of business on April 7, 2004 (record date) to receive one additional share for every share of Omtool common stock held on that date. Shares resulting from the split will be distributed by the transfer agent on April 27, 2004 (payment date).

Commenting on the announcement, Robert Voelk, President and Chief Executive Officer of Omtool, stated, “We are very pleased with the level of interest and support that Omtool has received from the variety of new investors in our private placement. The placement, in conjunction with our stock split will provide Omtool the opportunity to expand its shareholder base and create conditions favorable to increasing the liquidity of our stock.” Voelk commented further, “Over the past two years, the team at Omtool has been working very diligently in effecting a substantial turnaround of our organization and our improved financial results are a direct reflection of this effort. The private placement and stock split is in keeping with our ultimate goal of increasing shareholder value and we will continue to explore opportunities to improve in this area.”

In addition to the shares sold in the private placement, Omtool issued 25,500 shares of common stock and a warrant to purchase an additional 25,500 shares of common stock, exercisable over a five and a half year period at a price of $12.00 per share, to its advisor for the transaction. No cash fees were paid to the advisor. In connection with the private placement, the Company has agreed to file a registration statement covering the resale of the common stock issued in the transaction.

About Omtool, Ltd.

Omtool provides enterprise document messaging applications that streamline workflows, reduce costs and ensure secure, confidential e-document exchange. Omtool accomplishes this by integrating with industry-leading e-mail messaging, enterprise resource and document management systems to add secure delivery and high volume fax functionality to a company’s existing communication infrastructure. Because paper remains an integral part of many business processes, Omtool also provides technology that incorporates electronic delivery, security and billing functionality into commonly used multifunction and scanning devices. Based in Salem, N.H., and with an office in the United Kingdom, the company can be contacted at 800-886-7845 or www.omtool.com.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Omtool, Ltd.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

Contact:

Omtool, Ltd.

Daniel Coccoluto, 603-898-8900 Ext. 1406

or

Al Palombo

Lester Rosenkrantz

Cameron Associates

Investor Relations

212-245-8800